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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    W-K Investors LLC
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        (Last)                      (First)                        (Middle)

    c/o Wexford Capital LLC
    411 West Putnam Avenue
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                                   (Street)

    Greenwich,                    Connecticut                         06830
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year) 07/29/02
                                                      -----------
3.  IRS Identification Number of Reporting Person if an entity
    (Voluntary) 06-1578461
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4.  Issuer Name and Ticker or Trading Symbol Sunterra Corporation
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5.  Relationship of Reporting Person to Issuer (Check all applicable)
    ___ Director    ___ Officer              X   10% Owner    ___ Other
                        (give title below)  ---                  (specify below)

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6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint Group Filing (Check Applicable Line)
     X   Form Filed by One Reporting Person
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    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
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Common Stock           5,310,261               D                   -----
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reported person, see Instruction 5(b)(v).